EXHIBIT 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form F-10 of Teck Resources Limited of our report dated February 26, 2020, relating to the financial statements and effectiveness of internal control over financial reporting of Teck Resources Limited, which appears in the Exhibit incorporated by reference in Teck Resource Limited’s annual report on Form 40-F for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, Canada

September 17, 2020